Exhibit 21

SUBSIDIARY COMPANIES

Name of Subsidiary	State or Country of Incorporation	Percent Owned
Javelina Holdings Corporation	Delaware	100%
Kerr-McGee China Petroleum, Ltd.	Bahama Islands	100%
Kerr-McGee Corporation	Delaware	100%
Kerr-McGee Energy Services Corporation	Delaware	100%
Kerr-McGee L.P. Corporation	Delaware	100%
Kerr-McGee (Nevada) LLC	Nevada	100%
Kerr-McGee Oil & Gas Corporation	Delaware	100%
Kerr-McGee Oil & Gas Onshore LP	Delaware	100%
Kerr-McGee Rocky Mountain Corporation	Delaware	100%
Kerr-McGee Shared Services Company LLC	Delaware	100%
Kerr-McGee U.K. Energy Corporation	Delaware	100%
Kerr-McGee Worldwide Corporation	Delaware	100%
KM Denmark Overseas ApS	Denmark	100%
KM Global Ltd.	Delaware	100%
KM Investment Corporation	Nevada	100%
Tronox Holdings, Inc.	Delaware	56.7%
Tronox Incorporated	Delaware	56.7%
Tronox LLC	Delaware	56.7%
Tronox Luxembourg S.a.r.l.	Luxembourg	56.7%
Tronox Pigments (Savannah), Inc.	Georgia	56.7%
Tronox Pigments GmbH	Germany	56.7%
Tronox Pigments International GmbH	Switzerland	56.7%
Tronox (Switzerland) Holding GmbH	Switzerland	56.7%
Tronox Western Australia Pty. Ltd	Western Australia	56.7%
Tronox Worldwide LLC	Delaware	56.7%
Westport Oil and Gas Company, L.P.	Delaware	100%

A number of additional subsidiaries are omitted since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of December 31, 2005.